Exhibit 10.12

Execution Copy

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) by and among Aaron’s Holdings Company, Inc. (the “Company”), Aaron’s, LLC (“Aaron’s”), The Aaron’s Company, Inc. (“TAC,” and, together with Aaron’s, the “Aaron’s Business Parties”), John W. Robinson III (“Executive”), and Progressive Finance Holdings, LLC (“Progressive”) (solely for purposes of Sections 1(a), 15, and 18), is entered into and dated as of November 30, 2020. The Company, the Aaron’s Business Parties, and Executive are each a “Party” and are collectively referred to as the “Parties”.

1. Effective Time; Termination of Employment Agreement; Appointment as Director.

(a) Effective as of the Effective Time (as defined below), (i) Executive voluntarily resigns from any and all positions Executive holds at the Company and Aaron’s and their respective subsidiaries, including Executive’s position as Chief Executive Officer of the Company, and (ii) that certain Employment Agreement by and among Executive, Aaron’s, Inc. (as predecessor to Aaron’s), and Progressive, dated as of November 10, 2014 and amended as of October 16, 2020 (the “Employment Agreement”), is terminated by mutual agreement of each party thereto and will have no further force or effect as of the Effective Time. For purposes of this Agreement, “Effective Time” means the time that is immediately prior to the Distribution (as defined in that certain Separation and Distribution Agreement, dated November 29, 2020 by and between the Company and TAC).

(b) As promptly as practicable following the Effective Time, Executive will receive from the Company an amount (less applicable taxes and withholdings) as follows: (i) a lump sum payment of all then-outstanding final compensation for services performed through and including the Effective Time and (ii) Executive’s annual cash incentive award for 2020 that he would have received had he remained employed following the Effective Time, which, for the avoidance of doubt, shall equal 182.5% of Target. All amounts payable to Executive under this Section 1(b) shall be paid in accordance with that certain Employee Matters Agreement, dated November 29, 2020, by and between the Company and TAC (the “EMA”)

(c) The Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive served at the Company’s request, in each case to the maximum extent permitted by law and under the Company’s Articles of Incorporation and By-Laws. Following the Effective Time, Executive shall be covered by any policy of directors’ and officers’ liability insurance maintained by the Company for the benefit of its former officers and directors.

(d) Executive hereby agrees to serve as Non-Executive Chairman of the Board of Directors of TAC (the “TAC Board”), effective as of the Effective Time. Executive will serve in such capacity until Executive’s successor has been duly elected and qualified or until Executive’s earlier resignation or removal. In consideration of Executive’s service as a member of the TAC Board, Executive will receive annual cash and equity compensation as determined by the TAC Board promptly following the Effective Time. Business expenses actually incurred by Executive in performing Executive’s duties on the TAC Board shall be reimbursed to Executive pursuant to policies established by TAC promptly following the Effective Time.

2. Separation Benefits.

(a) So long as Executive signs and does not revoke the releases set forth in Section 4 of this Agreement, all of the Stock Options, Restricted Stock Awards and Performance Share Awards granted to Executive by Aaron’s, Inc. (as predecessor to Aaron’s) in 2018, 2019, and 2020 (the “Stock Awards”) will automatically and fully vest as promptly as practicable following the Effective Time. For the avoidance of doubt, Exhibit A hereto identifies: (i) all such Stock Options, Restricted Stock Awards and Performance Share Awards granted to Executive in 2018, 2019 and 2020, (ii) the number of such Stock Options, Restricted Stock Awards and Performance Share Awards that will be vested as of immediately prior to the Effective Time, and (iii) the number of such Stock Options, Restricted Stock Awards and Performance Share Awards that will vest as promptly as practicable following the Effective Time pursuant to this Section 2.

(b) The conversion and/or adjustment of Executive’s Stock Awards in the Distribution will be subject to and governed by the terms of the EMA and, solely for the purposes thereof, Executive will be treated as though he will be an employee of TAC following the Effective Time.

3. Benefits Following the Effective Time.

(a) Because Executive will no longer be an employee of the Company, TAC, or any of their respective affiliates following the Effective Time, Executive’s rights to any particular employee benefit will be governed by applicable law and the terms and provisions of the employee benefit plans and arrangements of the Company in which Executive was enrolled immediately prior to the Effective Time. Executive acknowledges that the date of this Agreement shall be the date used in determining benefits under all such employee benefit plans and arrangements.

(b) On the 60th day following the date of this Agreement, the Company will pay to Executive a lump sum amount equal to the amount of the applicable monthly COBRA premium for Executive’s and Executive’s eligible dependents coverage on a COBRA basis in Aaron’s sponsored health and welfare benefit plans multiplied by twenty-four (24), less applicable taxes and withholdings.

4. Releases.

(a) In exchange for the consideration set forth above, and subject to Section 16 below, Executive releases and discharges the Company and the Aaron’s Business Parties, together with their respective subsidiaries, parents, affiliates, owners and shareholders, and each of such entities’ past and present direct and indirect shareholders, directors, officers, employees, attorneys, agents and representatives, and their respective successors and assigns (collectively, the “Released Parties”), from any and all claims or liability, whether known or unknown, arising out of any event, act, or omission occurring on or before the Effective Time, including, but not limited to, claims arising out of Executive’s employment, claims arising out of any separation or severance pay or benefits agreement with any Released Party (including the Employment Agreement), claims arising out of the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001-1461, claims arising under the Age Discrimination in Employment Act (“ADEA”), claims for breach of contract, tort, negligent hiring, negligent retention, negligent supervision, negligent training, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. Executive agrees that he is not entitled to any additional payment or benefits, including, but not limited to, any severance payments under the Employment Agreement, from any of the Released Parties, except as set forth in this Agreement. Executive further agrees that he has suffered no harassment, retaliation, employment discrimination, or work-related injury or illness and that Executive does not believe that this Agreement is a subterfuge to avoid disclosure of sexual harassment or gender discrimination or to waive such claims. Executive acknowledges and represents that he: (i) has been fully paid (including, but not limited to, any overtime to which Executive is entitled, if any) for hours Executive worked for the Released Parties through the Effective Time, and (ii) does not claim that any of the Released Parties violated or denied Executive’s rights under the Fair Labor Standards Act. Notwithstanding the foregoing, the release of claims set forth above does not waive (1) Executive’s rights under this Agreement, (2) Executive’s right to receive benefits under any of the Released Parties’ 401(k) or pension plans, if any, that either (I) have accrued or vested prior to the Effective Time, or (II) are intended, under the terms of such plans, to survive Executive’s separation from such Released Party, (3) Executive’s rights with respect to workers compensation or unemployment benefits or (4) Executive’s rights with respect to indemnification pursuant to this Agreement and/or any other agreement with the Company and/or the Aaron’s Business Parties, and to the maximum extent permitted by law and/or under the Company’s Articles of Incorporation and By-Laws. Executive acknowledges and agrees that he is otherwise waiving all rights to sue or obtain equitable, remedial or punitive relief of any kind whatsoever from any of the Released Parties concerning any claims subject to the release of claims set forth in this Section 4, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Executive expressly waives all rights afforded by any statute which limits the effect of a releases with respect to unknown claims. Executive understands the significance of his releases of unknown claims and his waiver of statutory protection against a release of unknown claims. Notwithstanding the foregoing, Executive further acknowledges that he is not waiving and is not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding of the Equal Employment Opportunity Commission or any other government agency prohibiting waiver of such right; provided, however, that Executive hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation (other than any governmental whistleblower awards).

(b) Executive further acknowledges and agrees that, as of the Effective Time, he has fully disclosed to the Company and the Aaron’s Business Parties any and all information that could give rise to claims against any of the Released Parties, which information is listed on the attached Exhibit B, and other than such conduct or actions Executive has disclosed to the Company and the Aaron’s Business Parties on Exhibit B, he is not aware of any conduct or action by any of the Released Parties which would be in violation of any federal, state, or local law.

5. No Admission of Liability. This Agreement is not an admission of liability by Executive, the Company or any of the Aaron’s Business Parties. Executive, the Company, and the Aaron’s Business Parties are entering into this Agreement to reach a mutual agreement concerning the matters addressed herein.

6. Restrictive Covenants.

(a) Acknowledgements. Executive acknowledges and agrees that the restrictions set forth below are reasonable and necessary to protect the legitimate business interests of the Company and its affiliates and of the Aaron’s Business Parties and their affiliates, and will not impair or infringe upon Executive’s right to work or earn a living following the Effective Time. Furthermore, Executive acknowledges and agrees that (i) Executive (1) served the Company and the Aaron’s Business Parties as a Key Employee; and/or (2) served the Company and the Aaron’s Business Parties as a Professional; and/or (3) customarily and regularly solicited Customers and/or Prospective Customers for the Company and the Aaron’s Business Parties; and/or (4) customarily and regularly engaged in making sales or obtaining orders or contracts for products or services to be provided or performed by others in the Company and the Aaron’s Business Parties; and/or (5) (A) had a primary duty of managing a department or subdivision of the Company and the Aaron’s Business Parties, (B) customarily and regularly directed the work of two or more other employees, and (C) had the authority to hire or fire other employees; and/or (ii) Executive’s position was a position of trust and responsibility with access to (1) Confidential Information, (2) Trade Secrets, (3) information concerning Employees of the Company and Aaron’s, (4) information concerning Customers of the Company and Aaron’s, and/or (5) information concerning Prospective Customers of the Company and Aaron’s.

(b) Trade Secrets and Confidential Information. Executive shall not: (i) use, disclose, reverse engineer, divulge, sell, exchange, furnish, give away, or transfer in any way the Trade Secrets or the Confidential Information for any purpose other than the Company’s and/or the Aaron’s Business Parties’ Business, except as authorized in writing by the Company and/or an Aaron’s Business Party (as applicable); (ii) retain any Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) that is in Executive’s possession or control, or (iii) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s or an Aaron’s Business Party (as applicable), as applicable, prior written consent. The obligations under this Section 6(b) shall: (1) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and (2) with regard to the Confidential Information, remain in effect for so long as such information constitutes Confidential Information as defined in this Agreement. The confidentiality, property, and proprietary rights protections set forth in this Agreement is in addition to, and not exclusive of, any and all other rights to which the Company and/or the Aaron’s Business Parties are entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties. Notwithstanding anything to the contrary set forth in this Agreement, pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)(1)), no individual shall be held criminally or civilly liable under federal or state law for the disclosure of a trade secret that: (I) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (II) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement shall restrict Executive’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that is protected under the whistleblower or similar provisions of any such law or regulation; provided that in each case such communications and disclosures is consistent with applicable law.

(c) Non-Solicitation of Customers. During the Restricted Period, Executive shall not, directly or indirectly, solicit any Customer of the Company or of any of the Aaron’s Business Parties for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this Section 6(c) shall apply only to those Customers (i) with whom or which Executive dealt on behalf of the Company and/or an Aaron’s Business Party, (ii) whose dealings with the Company and/or an Aaron’s Business Party was coordinated or supervised by Executive, (iii) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company and/or an Aaron’s Business Party, or (iv) who received products or services authorized by the Company or an Aaron’s Business Party, the sale or provision of which resulted in compensation, commissions, or earnings for Executive within two (2) years prior to the date of this Agreement.

(d) Non-Solicitation of Prospective Customers. During the Restricted Period, Executive shall not, directly or indirectly, solicit any Prospective Customer of the Company or of any of the Aaron’s Business Parties for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this Section 6(d) shall apply only to (i) those Prospective Customers with whom or which Executive dealt on behalf of the Company and/or an Aaron’s Business Party, (ii) whose dealings with the Company and/or an Aaron’s Business Party was coordinated or supervised by Executive, or (iii) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company and/or an Aaron’s Business Party.

(e) Non-Recruit of Employees. During the Restricted Period, Executive shall not, directly or indirectly, solicit, recruit, or induce any Employee to (i) terminate his or her employment relationship with the Company or any Aaron’s Business party, as applicable, or (ii) work for any other person or entity engaged in the Business. For the avoidance of doubt, the foregoing restriction shall prohibit Executive from disclosing to any third party the names, background information, or qualifications of any Employee, or otherwise identifying any Employee as a potential candidate for employment. The restrictions set forth in this Section 6(e) shall apply only to Employees (1) with whom Executive had Material Interaction, or (2) Executive, directly or indirectly, supervised.

(f) Non-Competition. During the Restricted Period, Executive shall not, on Executive’s own behalf or on behalf of any person or entity, engage in the Business within the Territory; provided, however, that Executive may work for a competitor within the Territory and during the Restricted Period if Executive first obtains express written permission from the Company’s Chief Executive Officer and/or TAC’s Chief Executive Officer, as applicable. For purposes of this Section 6(f), the term “engage in” shall include: (i) performing or participating in any activities which is the same as, or substantially similar to, activities which Executive performed or in which Executive participated, in whole or in part, for or on behalf of the Company and/or an Aaron’s Business Party; (ii) performing activities or services about which Executive obtained Confidential Information or Trade Secrets as a result of Executive’s association with the Company and/or an Aaron’s Business Party; and/or (iii) interfering with or negatively impacting the business relationship between the Company or an Aaron’s Business Party and a Customer, Prospective Customer, or any other third party about whom Executive obtained Confidential Information or Trade Secrets as a result of Executive’s association with the Company and/or an Aaron’s Business Party; provided, that, for the avoidance of doubt, “engage in” shall not include ownership in and of itself of less than five percent (5%) of a publicly traded company.

(g) Definitions. For purposes of this Section 6 only, the capitalized terms shall be defined as follows:

(i) “Business” means (1) those activities, products, and services that is the same as or similar to the activities conducted and products and services offered and/or provided by the Company and/or by Aaron’s within two (2) years prior to termination of Executive’s employment with the Company and/or the Aaron’s Business Parties, and (2) (I) renting, leasing, and/or selling new or reconditioned residential furniture, consumer electronics, computers (including hardware, software, and accessories), appliances, household goods, and home furnishings; provided, however, that for the purposes of this Agreement the Business shall not include selling new goods or merchandise by Executive or on behalf of or as an employee of any entity or individual that has no involvement in rental, leasing, rent-to-own, or similar activity related to such goods or merchandise either on its own, through a subsidiary or affiliated entity or person, or in partnership with any other entity or person; (II) designing, manufacturing, and/or reconditioning of residential furniture of a type especially suited to the rental, leasing, rent-to-own, or similar business; (III) providing web-based, virtual or remote lease-to-own programs or financing; and/or (IV) issuing consumer credit cards and other consumer credit accounts, making consumer loans, cash advances and other extensions of credit and engaging in any other programs or activities for the origination or acquisition of loans, receivables or other payment obligations of consumers.

Companies engaged in the Business include, but are not limited to, (x) the following entities and each of their parents, owners, subsidiaries, affiliates, franchisees, assigns, or successors in interest or persons with any of the listed companies or trade names below, which Executive acknowledges and agrees directly compete with the Company and/or the Aaron’s Business Parties: AcceptanceNow; American First Finance, Inc.; American Rental; Bi-Rite Co., d/b/a Buddy’s Home Furnishings; Bestway Rental, Inc.; Better Finance, Inc.; billfloat; Bluestem Brands, Inc.; Conn’s, Inc.; Crest Financial; Curacao Finance; Discovery Rentals; Easyhome, Inc.; Flexi Compras Corp.; FlexShopper LLC; Fortiva Financial, LLC; Genesis Financial Solutions, Inc.; Lendmark Financial Services, Inc.; Mariner Finance, LLC; Merchants Preferred Lease-Purchase Services; New Avenues, LLC; Okinus; Premier Rental-Purchase, Inc.; OneMain Financial Holdings, Inc.; Purchasing Power, LLC; Regional Management Corp.; Rent-A-Center, Inc. (including, but not limited to, Colortyme); Santander Consumer USA Inc.; SmartPay Leasing, Inc.; Springleaf Financial and the franchisees of Springleaf Financial; TEMPOE; Tidewater Finance Company; and WhyNotLeaseIt; Snap Finance; Acima; and West Creek Financial; and/or (y) the franchisees of the Company.

(ii) “Confidential Information” means: (1) information of the Company and/or of the Aaron’s Business Parties, to the extent not considered a Trade Secret under applicable law, that: (I) relates to the business of the Company and/or any Aaron’s Business Party, (II) was disclosed to Executive or of which Executive became aware of as a consequence of Executive’s relationship with the Company or with any Aaron’s Business Party, (III) possesses an element of value to the Company and/or an Aaron’s Business Party, and (IV) is not generally known to the Company’s or any Aaron’s Business Party’s competitors; and (2) information of any third party provided to the Company or to an Aaron’s Business Party which the Company or such Aaron’s Business Party is obligated to treat as confidential, including, but not limited to, information provided to the Company or such Aaron’s Business Party by its licensors, suppliers or customers. Confidential Information includes, but is not limited to: (I) methods of operation, (II) price lists, (III) financial information and projections, (IV) personnel data, (V) future business plans, (VI) the composition, description, schematic or design of products, future products or equipment of the Company, any Aaron’s Business Party, or any third party, (VII) advertising or marketing plans, (VIII) information regarding independent contractors, employees, clients, licensors, suppliers, Customers, Prospective Customers or any third party, including, but not limited to, the names of Customers and Prospective Customers, Customer and Prospective Customer lists compiled by the Company or by an Aaron’s Business Party, and Customer and Prospective Customer information compiled by the Company or by an Aaron’s Business Party, and (IX) personal information concerning owners and members of the Company or of an Aaron’s Business Party. Confidential Information shall not include any information that: (x) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (y) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (z) otherwise enters the public domain through lawful means.

(iii) “Customer” means any person or entity to which the Company or any Aaron’s Business Party has sold its products or services.

(iv) “Employee” means any person who (1) is employed by the Company or by an Aaron’s Business Party as of the Effective Time, or (2) was employed by the Company during the calendar year immediately preceding the Effective Time.

(v) “Key Employee” means that, by reason of the Company’s or Aaron’s investment of time, training, money, trust, exposure to the public, or exposure to Customers, vendors, or other business relationships during the course of Executive’s employment with the Company or an Aaron’s Business Party, Executive gained a high level of notoriety, fame, reputation, or public persona as the Company’s and/or such Aaron’s Business Party’s representative or spokesperson, or gained a high level of influence or credibility with the Customers, vendors, or other business relationships of the Company and/or the Aaron’s Business Parties, or was intimately involved in the planning for or direction of the business of the Company and the Aaron’s Business Parties or a defined unit of the business of the Company or such Aaron’s Business Party. Such term also means that Executive possesses selective or specialized skills, learning, or abilities or customer contacts or customer information by reason of having worked for the Company and/or the Aaron’s Business Parties.

(vi) “Material Interaction” means any interaction with an Employee which related, directly or indirectly, to the performance of Executive’s duties or the Employee’s duties for the Company or for any Aaron’s Business Party.

(vii) “Professional” means an employee who has a primary duty the performance of work requiring knowledge of an advanced type in a field of science or learning customarily acquired by a prolonged course of specialized intellectual instruction or requiring invention, imagination, originality, or talent in a recognized field of artistic or creative endeavor. Such term shall not include employees performing technician work using knowledge acquired through on- the- job and classroom training, rather than by acquiring the knowledge through prolonged academic study, such as might be performed, without limitation, by a mechanic, a manual laborer, or a ministerial employee.

(viii) “Prospective Customer” means any person or entity to which the Company or an Aaron’s Business Party has solicited to purchase such Party’s products or services.

(ix) “Restricted Period” means the twenty (24) month period immediately following the date of this Agreement.

(x) “Territory” means within each of the following discrete, severable, geographic areas:

(1) any state or province in which Executive performed services for or on behalf of the Company or for or on behalf of any Aaron’s Business Party during the last two (2) years of Executive’s employment with the Company and Aaron’s; and/or if this subclause or any portion thereof is found to be unenforceable;

(2) the United States of America (including the following states: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming, as well as the District of Columbia) and Canada (including the following provinces: Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island, Quebec, and Saskatchewan; and/or if this subclause or any portion thereof is found to be unenforceable;

(3) Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wyoming, the District of Columbia, Alberta, British Columbia, Manitoba, New Brunswick, Nova Scotia, and Ontario, and Saskatchewan.

The Parties acknowledge and agree that the Territory described above (I) represents a good faith estimate of the geographic area that is applicable at the time of termination of Executive’s employment; (II) shall be construed ultimately to cover only so much of such estimate as relates to the geographic area actually involved within a reasonable period of time prior to Executive’s termination; and (III) is drafted in such a way that a court may modify the definition and grant only the relief reasonably necessary to protect such legitimate business interests.

(xi) “Trade Secrets” means information of the Company and/or any Aaron’s Business Party, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (2) is the subject of efforts that is reasonable under the circumstances to maintain its secrecy.

7. Injunctive Relief. If Executive breaches or threatens to breach any portion of this Agreement, Executive agrees that: (a) the Company and/or the Aaron’s Business Parties would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company and/or the applicable Aaron’s Business Party; and (c) if the Company or an Aaron’s Business Party seeks injunctive relief to enforce this Agreement, Executive shall waive and shall not (i) assert any defense that the Company or such Aaron’s Business Party has an adequate remedy at law with respect to the breach, (ii) require the Company or such Aaron’s Business Party submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require the Company or such Aaron’s Business Party to post a bond or any other security. Nothing contained in this Agreement shall limit the Company’s or any Aaron’s Business Party’s right to any other remedies at law or in equity.

8. Independent Enforcement. Each of the covenants set forth in Section 6 above shall be construed as an agreement independent of (a) each of the other covenants set forth in Section 6, (b) any other agreements, or (c) any other provision in this Agreement, and the existence of any claim or cause of action by Executive against the Company or any Aaron’s Business Party, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either Executive, the Company, or any of the Aaron’s Business Parties may have against the other, shall not constitute a defense to the enforcement by the Company or any Aaron’s Business Party of any of the covenants set forth in Section 6 above. Neither the Company nor any Aaron’s Business Party shall be barred from enforcing any of the covenants set forth in Section 6 above by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with Executive. For the avoidance of doubt, Executive’s covenants set forth in Section 6 above are made separately to the Company and to the Aaron’s Business Parties as they relate to such aspects of the Business as conducted by such Party; accordingly, each of the Company and the Aaron’s Business Parties shall be entitled to enforce the covenants set forth in Section 6 inasmuch as it pertains to those aspects of the Business as conducted by such Party.

9. Cooperation.

(a) Executive agrees that, during the Restricted Period, he shall cooperate with and assist the Company, the Aaron’s Business Parties, and their respective legal counsel in connection with any compliance or other matters related to the Company or such Aaron’s Business Party about which he may have knowledge, including, but not limited to, any internal investigation or audit, any administrative, regulatory, or judicial investigation, or any proceeding, litigation, or dispute with a third party. Such cooperation shall include, but shall not be limited to, meeting and/or conferring with Company and/or Aaron’s Business Party representatives and counsel at reasonable times to respond to such matters, being available to the Company and/or the Aaron’s Business Parties upon reasonable notice and at reasonable times and places for interviews and factual investigations, and appearing at the Company’s and/or at an Aaron’s Business Party’s request to give testimony without requiring service of a subpoena or other legal process. Executive further agrees that Executive shall not voluntarily appear in any proceeding brought by another private party, which party is adverse to the Company or an Aaron’s Business Party unless required by law, and if so required, Executive must promptly notify such Party’s General Counsel.

(b) To the extent Executive provides the cooperation and assistance set forth above in this Section 9, he shall be indemnified against all expenses reasonable incurred by him in connection therewith, including reasonable attorney’s fees.

10. Section 409A. The Parties intend that all benefits provided under this Agreement shall either be exempt from or comply with Section 409A.

11. Attorneys’ Fees. In the event of litigation relating to this Agreement other than a challenge to the releases set forth in Section 4, the prevailing party shall be entitled to recover attorneys’ fees and costs of litigation, in addition to all other remedies available at law or in equity.

12. Waiver. Neither the Company’s nor any Aaron’s Business Party’s failure to enforce any provision of this Agreement shall act as a waiver of that or any other provision. Neither the Company’s nor any Aaron’s Business Party’s waiver of any breach of this Agreement shall act as a waiver of any other breach.

13. Severability. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

14. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s and the Aaron’s Business Parties’ respective successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s or such Aaron’s Business Party’s stock or assets, and shall be binding upon Executive and his heirs and assigns.

15. Entire Agreement. This Agreement, including Exhibit A and Exhibit B which are incorporated by reference, constitutes the entire agreement between the Parties and Progressive. This Agreement supersedes any prior communications, agreements, or understandings, whether oral or written, between the Parties and Progressive arising out of or relating to Executive’s employment and the termination of such employment. Other than the terms of this Agreement, no other representation, promise, or agreement has been made with Executive to cause Executive to sign this Agreement.

16. Non-Interference. Notwithstanding anything to the contrary set forth in this Agreement or in any other Agreement between Executive and the Company or between Executive an any of the Aaron’s Business Parties, nothing in this Agreement or in any other Agreement shall limit Executive’s ability, or otherwise interfere with Executive’s rights, to (a) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each a “Government Agency”), (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or any Aaron’s Business Party, (c) receive an award for information provided to any Government Agency, or (d) engage in activity specifically protected by Section 7 of the National Labor Relations Act, or any other federal or state statute or regulation.

17. Governing Law/Consent to Jurisdiction and Venue. The laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern. Executive consents to the personal jurisdiction of the courts in Georgia. Executive waives (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or venue, in any action brought in such courts.

18. Counterparts. The Parties and Progressive acknowledge and agree that this Agreement may be executed in one or more counterparts, including facsimiles and scanned images, and it shall not be necessary that the signatures of all Parties hereto be contained on any one counterpart, and each counterpart shall constitute one and the same agreement.

Executive acknowledges that he has entered into this Agreement freely and without coercion, that he has been advised by the Company and by the Aaron’s Business Parties to consult with counsel of Executive’s choice, that he has had adequate opportunity to so consult, and that he has been given all time periods required by law to consider this Agreement, including but not limited to the 21-day period required by the ADEA (the “Consideration Period”). Executive understands that he may execute this Agreement fewer than 21 days from the day he receives it, but agrees that such execution will represent his knowing waiver of such Consideration Period. Executive further acknowledges that within the 7-day period following his execution of this Agreement (the “Revocation Period”), he will have the unilateral right to revoke this Agreement, and that the Company’s and the Aaron’s Business Parties’ obligations hereunder will become effective only upon the expiration of the Revocation Period without his revocation hereof. In order to be effective, notice of Executive’s revocation of this Agreement must be received by the Company and the Aaron’s Business Parties in writing on or before the last day of the Revocation Period. Such revocation must be sent to such Parties’ respective Chief Executive Officers.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

AARON’S HOLDINGS COMPANY, INC.

By:	/s/ C. Kelly Wall
Name: C. Kelly Wall
Title: Interim Chief Financial Officer

AARON’S, LLC

By:	/s/ C. Kelly Wall
Name: C. Kelly Wall
Title: Chief Financial Officer

THE AARON’S COMPANY, INC.

By:	/s/ C. Kelly Wall
Name: C. Kelly Wall
Title: Chief Financial Officer

PROGRESSIVE FINANCE HOLDINGS, LLC (solely for purposes of Sections 1(a), 15 and 18)

By:	/s/ Marvin A. Fentress
Name: Marvin A. Fentress
Title: General Counsel

EXECUTIVE

/s/ John W. Robinson III
John W. Robinson III